                                         Exhibit 5

                              Opinion of Irell & Manella LLP

                                    November 7, 1997





Williams-Sonoma, Inc.
100 North Point Street
San Francisco, California  94133

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration of up to $13 million in executive deferral obligations (the "Obligations") pursuant to the terms of the First Amendment and Restatement of the Williams-Sonoma, Inc. Executive Deferral Plan (the "Executive Deferral Plan") of Williams-Sonoma, Inc., a California corporation (the "Company"). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with the Executive Deferral Plan and the issuance of the Obligations pursuant thereto and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

        Based on these examinations, it is our opinion that upon completion of the proceedings being taken or which we, as your counsel, contemplate will be taken prior to the issuance of the Obligations, such Obligations, when issued in the manner referred to in the Registration Statement and the Executive Deferral Plan, will be duly authorized, legally and validly issued and binding obligations of the Company.

        We consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Irell & Manella LLP
                                            ----------------------------------
                                            Irell & Manella LLP